Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763)551-5000 • Fax (763)551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES THE

HIRING OF SUSAN CONNELL AS EXECUTIVE VICE PRESIDENT

AND CHIEF MERCHANDISE OFFICER

Minneapolis, MN, June 18, 2007 — Christopher & Banks Corporation (NYSE: CBK) today announced that Susan Connell will be joining the Company as Executive Vice President and Chief Merchandise Officer.  Ms. Connell will begin her responsibilities on July 9, 2007, and will report to Matt Dillon, President and Chief Executive Officer.  Ms. Connell will be responsible for overseeing product development, sourcing, and other merchandising activities for the Company’s three retail concepts.

Prior to joining Christopher & Banks, Ms. Connell was Senior Vice President - General Merchandising Manager with Lane Bryant.  From 2000 through 2003, Ms. Connell was a Senior Vice President with Mother’s Work, Inc. and E Specialty Brands which Mother’s Work, Inc. acquired in 2001.  Prior to that, Ms. Connell also held merchandise or product development positions with G.H. Bass & Co., United Retail Group and the Petite Sophisticate and August Max divisions of Women’s Specialty Retailing Group.

Matt Dillon, President and Chief Executive Officer, commented, “I am elated that Susan will be joining Christopher & Banks.  Her extensive background in specialty apparel concepts will greatly benefit the organization as we continue to expand our three distinct brands.  Susan’s considerable experience in product development, merchandising, sourcing, and eCommerce will allow her to quickly contribute to Christopher & Banks and enhance our competitive position.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company currently operates 803 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 528 Christopher & Banks stores, 237 C.J. Banks stores and 38 Acorn stores.

This release contains a forward looking statement regarding Ms. Connell’s ability to quickly contribute to enhancing the Company’s competitive position. The achievement of such results is subject to certain risks and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, changes in economic, market and weather conditions,  shifts in consumer tastes and spending habits that result in decreased sales, failure to expected economies gained through the use of private label and direct import merchandise, problems in managing our growth  and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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